Exhibit 5.1

[ESCM Letterhead]

April 1, 2013

Board of Directors

Generex Biotechnology Corporation

555 Richmond Street West, Suite 604

Toronto, Ontario

Canada M5V 3B1

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Generex Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”) relating to the offering of up to 211,402,518 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), representing (a) 58,099,998 shares of common stock issuable (i) upon conversion of the Series D 9% Convertible Preferred Stock sold in the Company’s December 10, 2012 offering, (ii) upon exercise of the warrants sold in the Company’s December 10, 2012 offering which may be exercised at a price of $0.03 per share, and (iii) in lieu of the cash payment of dividends on the preferred stock sold in the Company’s December 10, 2012 offering payable through December 10, 2015, (b) 132,536 shares of common stock issuable upon exercise of certain warrants sold in the Company’s August 6, 2009 offering which may be exercised at a price of $0.79 per share, (c) 825,000 shares of common stock issuable upon exercise of certain warrants sold in the Company’s September 14, 2009 offering which may be exercised at a price of $1.00 per share, (d) the following shares of additional common stock issuable upon exercise of certain previously issued warrants due to the triggering of ratchet provisions in connection with our December 10, 2012 offering of Series D 9% Convertible Preferred Stock: (I) 122,034,496 shares of common stock issuable upon exercise of certain warrants sold in the Company’s March 31, 2008 offering which may be exercised at a price of $0.03 per share due to the triggering of ratchet provisions, (II) 2,887,642 shares of common stock issuable upon exercise of the warrants sold in the Company’s July 7, 2011 offering which may be exercised at a price of $0.03 per share due to the triggering of ratchet provisions, (III) 4,190,812 shares of common stock issuable upon exercise of the warrants sold in the Company’s February 1, 2012 offering which may be exercised at a price of $0.03 per share due to the triggering of ratchet provisions and (IV) 21,232,034 shares of common stock issuable upon exercise of the warrants sold in the Company’s August 10, 2012 offering which may be exercised at a price of $0.03 per share due to the triggering of ratchet provisions, and (e) an aggregate of 2,000,000 shares of common stock issued to placement agents and consultants. All of the foregoing warrants are referred to herein collectively as the “Warrants.” All of the Shares are being registered on behalf of holders of shares of Common Stock and/or holders of securities convertible or exercisable into shares of Common Stock.

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. We are familiar with the Registration Statement. We have reviewed the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.

Based upon the foregoing, we are of the opinion that: (i) the Shares to be issued upon the conversion of, and as dividend payments on, the Series D Preferred Stock have been duly authorized and, when issued upon such conversion or as dividend payments in accordance with the terms of the Series D Preferred Stock, will be validly issued, fully paid and non-assessable; (ii) the Shares to be issued upon exercise of the Warrants have been duly authorized and, when issued upon exercise of the Warrants to which they relate, will be validly issued, fully paid and non-assessable; and (iii) the Shares heretofore issued to placement agents and consultants of the Company have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

This opinion is limited to the facts and law as they may appear to us on the date hereof, and we assume no responsibility to update this opinion for changes in the law or new facts which may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

Eckert Seamans Cherin & Mellott, LLC

Ems/gxm